Exhibit 99.1 News Release 200 E Randolph St Chicago IL 60601 Tel: +1 312 782 5800 Contact Stefanie Murphy Date July 23, 2013 Telephone +1 312 228 2121 Email stefanie.murphy@lasalle.com Jones Lang LaSalle Income Property Trust Completes Warehouse Acquisition in Northeast Atlanta – Interstate 85 Corridor Chicago (July 23, 2013) – Jones Lang LaSalle Income Property Trust, Inc., (the “Company”) today announces it has completed the acquisition of Suwanee Distribution Center, a warehouse property located in Northeast Atlanta. The recently constructed 560,000 square foot Suwanee Distribution Center is 100% leased to and serves as the national headquarters for Mitsubishi Electric & Electronics USA. The lease is for a period of ten years and runs through July 2023. The Company estimates the capitalization rate at 5.8% based on a purchase price of approximately $38 million. The Atlanta area is among the top three distribution hubs in the eastern U.S with excellent accessibility to major interstate highways, rail and Hartsfield-Jackson Atlanta International Airport. In addition, Atlanta ranks fourth nationally in the number of Fortune 500 companies headquartered within city boundaries. This recently completed, LEED certified distribution center is well located in a desirable institutional market with convenient freeway access and close proximity to downtown Atlanta and executive housing. “This investment exemplifies our strategy of acquiring higher-quality properties leased long-term to creditworthy tenants within our targeted warehouse markets,” commented Allan Swaringen, President and CEO of Jones Lang LaSalle Income Property Trust. “The Suwanee Distribution Center is leased through July 2023 with built-in rent escalations which provides a steady and growing income stream and fits well with the Company’s investment objectives of acquiring core, income-oriented assets.” Jones Lang LaSalle Income Property Trust is a non-listed, daily valuation perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and backed by one of the world’s leading real estate services firms. For more information on the Company, please visit its website at www.jllipt.com.

### About Jones Lang LaSalle Income Property Trust Jones Lang LaSalle Income Property Trust is a non-listed, daily valuation perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. Jones Lang LaSalle Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. About LaSalle Investment Management LaSalle Investment Management, Inc., a member of the Jones Lang LaSalle group (NYSE: JLL) and advisor to Jones Lang LaSalle Income Property Trust, is a leading global real estate investment manager, with approximately $46.3 billion of assets under management of private and public property equity investments. LaSalle is active across a range of real estate capital and operating markets including private and public, debt and equity and its clients include public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com. Forward Looking Statements This press release may contain forward-looking statements with respect to Jones Lang LaSalle Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.